Exhibit 11

Gallaher Group Plc – Senior Managers Code of Business Ethics

Policy Objective

The objective of this policy is to provide guidance concerning the way Senior Managers are expected to conduct themselves to ensure that each Division/Company/Function of Gallaher Group Plc (the “Company”) and its subsidiaries (together with the Company, the “Group”) undertake the Group’s business with integrity, fairness and observance of regulatory requirements. This policy applies to the Group’s Chief Executive, Finance Director, Company’s controller (or principal accounting officer) or any other person performing similar functions within the Company (jointly “Senior Financial Officers”). It is also applicable to all other Group Executive and Non Executive Directors, Subsidiary Directors, General Managers, Senior Financial Officers and Heads of Department (together with the Senior Financial Officers, the Senior Managers”) of the Group.

Policy Statement

It is the Group’s guiding principle to strive for the highest standards of integrity and ethical conduct in the way in which Senior Managers behave when conducting the Group’s business, both domestically and internationally. Senior Managers are expected to:

•	Behave with integrity, fairness and observance of regulatory requirements.
•	Conduct themselves in a manner that will enhance the reputation of the Group.
•	Avoid improper business conduct.

Furthermore Senior Managers should not:

•	use their authority or office for personal gain.
•	recruit nor promote personnel other than on their ability.
•	take unfair advantage of others through dishonest, unethical or illegal practices.
•	knowingly make any false or misleading statements.

There have been many attempts to define what is meant by the phrase ‘business ethics’. One easy way to approach these requirements is to ensure that, as Senior Managers, you are "acting properly when nobody is watching you".

General

This policy seeks to give general guidance on business ethics to Senior Managers over business ethics. Obviously it cannot cover every issue that may arise. Many of the points dealt with in this policy are the subject of more detailed consideration in other policy statements issued on specific topics, and express provisions of the contracts of employment of Senior Manager’s contract of employment. Senior Managers should note that the provisions of this policy will be enforced vigorously. Any infringements could lead to local disciplinary action in accordance with applicable employment regulations, including a warning; a reprimand noted in the employee’s personnel record; probation; temporary suspension; dismissal from the Group; a requirement for reimbursement of losses or damages resulting from any infringement; or referral for criminal prosecution or civil action. As with all matters involving discipline, principles of fairness and dignity will be applied. Any Senior Manager accused of any infringement of this policy will be afforded an opportunity to explain his or her action before formal disciplinary action is taken.

Compliance with Laws, Rules and Regulations

Proper conduct begins with compliance with the specific provisions and their intended purpose of applicable domestic and international laws, rules and regulations. Although differing business, cultural customs, and market practices exist in many of the markets in which the Group operates, Senior Managers should always respect and obey applicable laws. As a result, Senior Managers should ensure that they are aware of the regulatory environment affecting their areas of operation so that they can determine when to seek advice from appropriate personnel, such as legal counsel.

Reporting Any Illegal or Unethical Behaviour

Senior Managers should promptly report to the Group Company Secretary any illegal or unethical behaviour, which they observe or learn of. All matters of suspected or actual fraud must also be reported to the Head of Group Risk Assurance. If there is any doubt about the best course of action in a particular situation, Senior Managers should consult with the Group Company Secretary or Head of Group Risk Assurance. If reporting through these channels is considered inappropriate, the Chairman of the Audit Committee, Chairman of the Group, or the Senior Independent Director should be consulted. The Company does not allow reprisal for reports of misconduct or suspected misconduct that are made in good faith. The Group Board also expects Senior Managers to cooperate fully in any internal investigations of misconduct.

Gallaher Group Plc – Senior Managers Code of Business Ethics

Confidentiality

Senior Managers must maintain the privacy of non-public confidential information entrusted to them by the Group, or its customers, or other parties with whom the Group does business. This principle applies to all means of communication, including, for example, Internet “chat rooms,” where the communication is anonymous. There are “general categories” of confidential information that shall not, either during employment within the Group or at any other time, be disclosed to any other persons outside the Group, except when disclosure is required, authorised or legally mandated. Some examples are as follows:

•	Company operating information including, without limitation, processes, formulae, trade secrets, business and marketing plans, production technologies, contract terms, any customer or supplier data (including price lists and discounts), or any other parties’ data, and personnel data;

•	Unpublished financial results, such as earnings or details of sales, acquisitions, disposals or other material Group events that may impact upon such results;

•	Furthermore, Senior Managers must not permit confidential information to be improperly collected, stored, used, lost or destroyed.

The above is not an exhaustive list covering all confidential information of the Group. The Company Secretariat can provide further guidance concerning the circumstances when disclosure of non-public confidential information is authorised.

Conflicts of Interest

Each Senior Manager owes a duty of care to the Group. A conflict of interest occurs when the private interests or actions of an individual may interfere with the interests of the Group as a whole, and make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when a Senior Manager, or a member of his or her family, receives improper personal benefits as a result of the Senior Manager’s position in the Group. Loans to, or guarantees of obligations of Senior Managers and their family members are of special concern because they may create conflicts of interest. All reasonable precautions to avoid any situation in which there could be conflict between the personal interests of an individual, and the interests of the Group, should be avoided; in particular:

•	Any direct or indirect interest of a Senior Manager in any organisation or outside commercial activity, with any potential benefit to the Senior Manager, which might impair that manager’s objectivity and lead to an action adversely affecting the Group, must be reported to their Superior.

•	All Senior Managers engaged in buying activities are required to make an annual declaration to their respective Group Board Director of any material interests that they, their spouses or dependants have in the equity, products or services of a competitor or supplier.

•	All Senior Managers are required to advise the Group Company Secretary of any directorships (even honorary) in any other company, or other incorporated or unincorporated entity that is not itself a subsidiary of the Group.

It is not possible to describe all situations in which a conflict of interest may exist or may appear to exist. The Group relies on the integrity and good judgment of its Senior Managers in avoiding situations that may create a conflict of interest. If questions arise, you should consult your immediate Superior or the Group Company Secretary. Any Senior Manager who becomes aware of a conflict of interest must bring it to the attention of the Group Company Secretary, or via the Group Company Secretary, to the Audit Committee.

Corrupt Payments and Political Activity

It is prohibited to invite or make corrupt payments, gifts, loans, rewards, favours or anything of value or to offer to officers or employees of governments, government departments or agencies, in order to assist the obtaining or retention of business.This includes consulting or other fees paid to third parties where there is reason to believe that all, or part of such fees will be distributed to, or for the benefit of, government officials or political parties. It is also prohibited, in your capacity as a Senior Manager of the Group, to make contributions to political parties, officials or candidates.

Discrimination

It is prohibited to discriminate against employees or job applicants on the grounds of sex, disability, religious beliefs, marital status, colour, race, ethnic origins, age, and sexual or political orientation; or for employees or job applicants to be disadvantaged by conditions or requirements that cannot be shown to be justifiable.

Gallaher Group Plc – Senior Managers Code of Business Ethics

Prohibition on Personal Loans to Directors and Executive Officers

The Group may not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to any Group Director or Executive Officer.

Gifts, Loans and Entertainment

We recognise that appropriate business entertainment and gifts are generally recognised as a way to generate good will and improve working relationships. However, Senior Managers are expected to avoid any involvement or situations that could interfere, or appear to interfere, with the impartial discharge of their duties. In particular:

•	Senior Managers and their families should not offer, give or accept cash or any gifts from business associates that are excessive, or gifts that violate any law or appear to be a bribe or pay-off. Each business unit should maintain a record of gifts received which will be made available for audit inspection. In appropriate circumstances, consideration may be given to cultural and local context when rejection of a gift(s) would cause offence in a “cultural context”, and/or potentially damage customer/supplier relationships. However, the Senior Manager receiving the gift(s) in these circumstances cannot personally keep the gift(s); such gift(s) will be recorded in the register; shall become the property of the Group; and the Senior Manager must formally notify the Company Secretary of the circumstances for acceptance and value of the gift(s).

•	Acceptance of hospitality/entertainment significantly greater in value and frequency than would be likely to be provided in return is not acceptable. Any hospitality/entertainment must be legal and must not comprise of cash or cash equivalent.

•	Any hospitality/entertainment whether received or given must be of a value that it cannot be construed as a bribe, payoff or other attempt to procure business by any reasonable person applying normal, generally accepted standards of business ethics.

•	Public disclosure of gift(s) received or hospitality/entertainment provided should not in any sense be an embarrassment to the Group.

•	Neither Senior Managers nor any member of their immediate family should make a loan to or receive a loan from any other employee in excess of £100 or local currency equivalent; or from any customer, competitor or supplier of the Group.

•	Senior Managers should not use an agency or any third party to perform any transaction, make any payment or provide any information with the understanding that this could not be handled internally by an employee without contravening this Group policy or any other policy statements issued on specific topics.

Insider Trading

Senior Managers who have access to non-public information regarding the Group or any other entity are not permitted to use or share that information for purposes of trading securities of the Group or such other entity or for any other purpose except the conduct of the Group’s business. All non-public information should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is both unethical and illegal. Detailed guidance is contained in the Group’s Share Dealing Code.

Relationship with the Group’s Auditors

Senior Managers must not take any action fraudulently to influence, coerce, manipulate, or mislead any independent accountant engaged in the performance of an audit of the financial statements of the Group for the purpose of rendering such financial statements materially misleading. Further detailed guidance is made in the External Auditor’s Independence Policy. Any business hospitality/entertainment provided by/to the Statutory Auditor must be reported in writing to the Group’s Financial Controller, and recorded on the Group’s statement of entertainment received from/made to the Statutory Auditor, which, is reported annually to the Audit Committee.

Gallaher Group Plc – Senior Managers Code of Business Ethics

Financial Compliance and Financial Records

The Group’s financial records should be complete and accurate so that they reflect the true state of business, and disclose the true nature of disbursements and transactions. All of the Group’s books, records, accounts and financial statements must be maintained in reasonable detail; must appropriately reflect the Group’s transactions; must conform both to applicable legal requirements and applicable generally accepted accounting principles and to existing systems of internal controls. In particular, it is prohibited to:

•	Undertake transactions that contravene taxation laws, legal regulations, and/or policy and procedure requirements of the Group.

•	Make or approve any payment with the understanding that any part of such payment is to be used for any purpose other than that recorded in the Group’s books of accounts and by the documents supporting the payment.

•	Establish undisclosed funds or assets, or to make false or misleading entries in any books of account or accounting documents, or to destroy accounting records and supporting documents within required statutory or Group retention periods.

•	Use funds or assets for any unlawful purpose.

•	Speculate on foreign currency and use any financial instruments that have not been approved by the Group’s Treasury Committee and/or the Group Board.

•	Knowingly make false or inaccurate statements in the Group’s half-yearly Control Risk Self Assessment (CRSA) returns and annual certificates made to Group Finance Department and the Corporate Assurance Committee.

Senior Financial Officers responsible for the Group’s periodic reports filed with the SEC must ensure that they contain disclosures, which are full, fair, accurate, timely and understandable. These rules of disclosure also apply to other public communications made by the Group. Such periodic reports must not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in the report. The Senior Financial Officers also have to ensure that the financial statements, and other financial information contained in all periodic reports, fairly present in all material respects the financial condition and results of operations of the Group as at the date of the report, and for the period, presented in the report.

Accountability and Support

Each Senior Manager is accountable and responsible for ensuring compliance with the policy detail defined above and, where applicable, ensuring that adequate records are maintained to demonstrate compliance. Support is also provided at Group Board level through -

•	The use of external auditors who audit Group financial statements to ensure that they give a true and fair view of performance, and to comment fully on financial control weaknesses identified in their management letters.

•	Group Risk Assurance (GRA) who will undertake a programme of internal reviews and comment upon the standard of internal control and compliance with Group policies and procedures within any given area of the Group.

•	GRA formally reports to the Audit Committee on the action taken over any significant control problems identified by external and/or internal audits, or any other source.

•	The requirement for selected divisional and subsidiary company directors of the Group to provide formal written confirmation of compliance with this policy statement; and to provide via the CRSA return, confirmation upon the status of their internal financial controls.

Waivers

Any waiver of this Code for Senior Financial Officers may be made only by the Group’s Board of Directors or a Board committee and will be disclosed in the Group’s Form 20-F, as required by applicable law.

Amendments

Substantive amendments to this Code relating to Senior Financial Officers will be disclosed in the Group’s Form 20-F, as required by applicable law.

Gallaher Group Plc – Senior Managers Code of Business Ethics

Questions about this Policy

If you have questions about this policy, apparent conflicts between the application of this policy and applicable local laws, or your conduct or the conduct of others in a particular circumstance, please contact your immediate Superior, the Group Company Secretary, and/or Head of Group Risk Assurance. Should you consider contact through these channels inappropriate, please contact the Chairman of the Audit Committee, the Chairman of the Board, or the Senior Independent Director.

Gallaher Group Plc recognises that each division/company within the Group is subject to and must abide by its own local legislation. Prior to implementation, the Group has endeavoured to ensure that its policies support rather than conflict with local legislation. However, in the event that local legislation conflicts with or provides more stringent regulation than the terms of this policy, the local legislation shall prevail and employees must comply with it. It is the responsibility of each division/company to ensure that its employees are aware of any such differences when implementing these policies at an operational level. If you are in any doubt, please contact your legal department for specific advice.